Friedman Billings Ramsey Group, Inc.

Conference Call

Third Quarter Earnings Release

October 24, 2007

Kurt Harrington

FBR Capital Markets – Chief Financial Officer

Eric Billings

Friedman Billings Ramsey Group – Chairman, Chief Executive Officer,

Rick Hendrix

FBR Capital Markets – President and Chief Operating Officer

Kurt Harrington – Chief Financial Officer of FBR Capital Markets

Thank you. Good morning. This is Kurt Harrington, Chief Financial Officer of FBR Capital Markets. Before we begin this morning's call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates, and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks, and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include but are not limited to the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained in FBR Capital Markets’ annual report on Form S-1.

I would now like to turn over the call to Eric Billings, Chairman and Chief Executive Officer of Capital Markets. Also joining us this morning is Rick Hendrix, President and Chief Operating Officer of FBR Capital Markets.

Eric Billings – Chairman and Chief Executive Officer of FBR Capital Markets

Thank you and good morning. As you have seen from the release, FBR Capital Markets had a breakeven third quarter, primarily as a result of a September slowdown in the capital markets sector following the summer dislocation in the credit markets. However, revenues for the first nine months are 70% ahead of 2006, and the nine-month net after-tax earnings were $33 million compared to a loss of approximately $17 million for the first three quarters of 2006.

Banking and trading revenue was $93.4 million for the quarter. In addition to the industry-wide slowdown in equity capital markets activity in September, approximately $20 million of third quarter transaction revenue fell into the fourth quarter based upon regulatory approval timing for those transactions. These revenues would have generated an additional $0.09 per share in net earnings. As we have cautioned in the past, you should expect banking and trading revenues to fluctuate quarter to quarter.

Based on third quarter revenue levels, we would have expected to earn about $4 million, or approximately $0.06 per share. This was not the case in the third quarter primarily because of increasing costs related to investments in the franchise, specifically in international and asset management.

Everyone should be aware that these results include very little contribution from the capital available for investment at the company. As this capital is deployed at higher returns, it will have the intended effect of lowering our breakeven in the business meaningfully. We are focused on this deployment consistent with our plan. However, as most of you are aware, we feel that our high levels of cash and capital are a real strength.

The international and asset management build-outs are in line with our strategic plan which we have discussed with you in past calls. We have hired key senior management in marketing and distribution for FBR Funds and have added senior executives to focus on the creation of several externally managed vehicles. Through our recently expanded London-based European office and our new Sydney, Australia location, we have developed a substantial investment banking pipeline that is exceeding our early expectations, and we are continuing to see very positive secondary trading trends.

We are also continuing to invest in other areas targeted for expansion – our investment banking industry groups, our institutional trading capabilities, and our M&A and advisory platform. As you know, an important part of our strategic plan is to leverage our number one position in middle market equity capital markets to grow additional revenue sources, particularly in M&A. As noted in the release, we are seeing very positive returns from the investments made in this business in the form of record quarterly and year-to-date financial advisory revenues. Specifically, in the third quarter we completed 16 advisory assignments notable for their diversity across a range of industry sectors.

During the third quarter of 2007, we bought back one million shares of FBR Capital Markets common stock at an average price of $13 per share. Yesterday, our board authorized the repurchase of up to an additional 5 million shares of common stock.

As we look ahead, we are very optimistic about our ability to continue to execute our strategic plan and to build upon our market-leading position in the middle market equity capital markets business. We are continuing to win banking mandates across our industry groups, and we are maintaining and building upon our leadership in the 144A business with the launch of our enhanced FBR Plus trading platform.

As discussed, our initiatives in M&A and international are bearing fruit, and we will continue to invest across the franchise. At the same time, we are very cognizant of the environment, and how the market develops may influence our near term results. What we can assure all of you is that the strength of our balance sheet and overall franchise positions us well to maximize the opportunities presented to us by whatever market we all face.

We will now open the call to questions.

Operator: At this time if you would like to ask a question, please press star one on your telephone keypad. Again, that’s star one your keypad. We’ll pause for just a moment to compile the Q&A roster. Your first question comes from the line of Dan Fannon of Jefferies

DANIEL FANNON OF JEFFRIES: Good morning and thanks for taking my question. Could you talk a bit about your backlog in terms of the 144A business as well as traditional equity? And then, also, you had the nice pick-up in the M&A business. Should we be looking at this as a run rate going forward? I know this is a lumpy business, as well, but I just wanted to see if this was just kind of, you know, a bunch of deals that closed that you’ve been working on for awhile or is the pipeline on the M&A also very strong? If you could give us a little color there that would be great.

MR. BILLINGS: Dan, on the backlog side of the question, our backlog continues to be just as broad and deep as we really have seen it. We continue to win mandates. So we do want to be very clear about this. When we ended the second quarter and were looking at the third and fourth quarters from a backlog perspective, we felt they would likely be the biggest quarters in our history. Clearly the activity of the summer has caused that not to be the case. It caused us to move transactions from the third to the fourth quarter, et cetera.

But I do think it’s important for people to understand that the level of backlog, the new activity and the new transactions that we are signing up continues to be very robust. So that’s where we are – and, again, we are very excited about this. Obviously nobody is completely immune to the markets, and so we will be susceptible to that to some degree. Our history has been one where, even a difficult market, so often we could have success. But these things are less predictable. Nonetheless the answer is that the backlog activity is very strong and continues to grow.

As to the M&A question, Dan, I would say that while I wouldn’t necessarily, say, annualize $15 million, this clearly is a very strong trend, and whether it’s going to be $12 million or $15 million or $18 million, as you pointed, these things aren’t precisely predictable. But there is no question that the level of activity is broad and deep and, very importantly, is growing. And we are adding senior people in these areas, and this is helping us a great deal. So we’re quite optimistic and excited about both aspects of the business.

MR. FANNON: Okay, now, on the expense side, how should we be looking at the compensation ratio through the end of this year and even into next? Also, if you could help us break out the component of restricted stock that’s showed up in the comp line this quarter?

MR. HENDRIX: Sure. Dan, the restricted stock piece related to the IPO grants was $2 million dollars in the quarter. And that is a run rate – it’s non-cash and it’s specifically isolated to those shares which – I don’t know if everybody’s aware – were granted across the company, with the exception of the executives, so that every single person at Capital Markets is an owner, which you will feel is important. In terms of comp to net revenues, it is simply a function of revenue itself, so there’s a fixed component for compensation and a variable component. And our margins are running exactly where we projected them and are consistent. But when revenue levels come in here, you’re going to have higher overall comp to net revenues because of the fixed component. And we expect, obviously, for revenues to be more at historical levels, and at more historical levels we are back down to 52, 53, 54 in terms of a comp to revenue line.

MR. BILLINGS: And, Dan, then one final point to make, and I think it’s really one that I know you know. Our platform is a completely unleveraged platform, and, in particular, our capital right now is in cash, low yielding cash. And as you know, we’re being compared to virtually every other capital markets franchise which have some leverage to enormous leverage. That leverage creates net revenues of significance, which drives that comp to net revenue number down in a very meaningful way. So, I think it is always important when people are looking at that particular measurement point against our franchise, that they remember that it’s a completely unleveraged franchise, and that does have an effect.

MR. FANNON: Okay, that’s helpful, and then, I haven’t had the chance to go fully through the balance sheet, but the cash balances did go down about $80 million. Could you walk us through what you were doing and where that cash was invested in the quarter?

MR. HENDRIX: Sure. The biggest piece of that, Dan, is that we had a big accrued comp number at the end of June that was paid out. We pay bonuses at the company twice a year, rather than once a year. And so, if you look at the accrued comp line at June, and then you look at where it is today, that’s the biggest single use of cash. And that’s just the way we’ve always run the business. We think it’s an advantage, and for us it’s certainly something that is unique about FBR. The other cash usages were really in merchant investing. And we deployed into merchant roughly $30 million dollars during the quarter.

MR. BILLINGS: And, Dan, if you look at the total balance sheet, what you’ll see is that merchant investment is a little less than $60 million in the aggregate right now. Again, these are liquid securities, and in addition to that, we have $20 million, I think, in long term investments, $20 million to $30 million in long term investments. And, again, these are principally, in our mutual funds. These were usually seed investments in our mutual funds and our hedge funds. Obviously, they do achieve very good returns for us, but, again, they are all very liquid. So, the character of the $530 million of equity is either cash or in securities and activities that we could use and redeploy quite quickly when necessary.

MR. HENDRIX: The one other use of cash in the quarter that was meaningful was the buy back. We bought back one million shares at $13 dollars a piece.

MR. FANNON: Okay, and one last question here. The $30 million in merchant investing, does that include the transaction that was pushed into the fourth quarter that you could have potentially have invested in?

MR. HENDRIX: It does not. And we did not invest in that transaction, for what it’s worth.

MR. FANNON: Okay, great, thank you.

OPERATOR: And your next question comes from the line of Terry Babe from Think Equity Partners.

TERRY BABE OF THINK EQUITY PARTNERS: Good morning. First of all, can you talk about the competitive environment in 144A markets, if you are seeing any notable changes there?

MR. BILLINGS: You know, Terry, everybody has seen the recent very accelerated level of notoriety and press on the 144A market, and this has, obviously, been largely created by Goldman’s creation of GS True and OPUS 8 the consortium – I guess, it’s eight now – of other bulge bracket underwriters. Also, NASDAQ has been out, significantly, saying that they expect the 144A initial equity underwriting to grow very, very meaningfully. So, it’s brought a lot of notoriety to the market. I would tell you that – again, remember, that we are by far the largest 144A underwriter in the United States – our experience over the last ten years that we’ve been doing this, tends to be that, as we get into more frenzied levels of market activity, other underwriters utilize the 144A method of underwriting, and then, as markets quiet down, they tend to go away. That would be our experience, our historic experience. We would say to you that we are seeing that currently. While the others are doing 144A’s, as the markets slow down, quiet down, it slows down a lot. I would say, from a competitive circumstance, the notoriety has, actually, been very helpful.

The notoriety has created a greater level of acceptance and credibility, I would say. And virtually all institutions in the United States will now participate in our 144A transactions, and there is very meaningful participation in Europe and Australia. I think these are very important developments. I think that from the perspective, though, of direct competition, again, because we focus so much on the call it less that $3 billion, $2.5 billion market cap size, we really don’t see what I would call meaningful competition in this regard. Said differently – and I don’t want people to misunderstand – obviously, it’s is a very competitive industry and business we are all in. But, we are not losing transactions to companies from competitors that are otherwise doing 144A’s – they are not taking the business away from us. So, we do not see that, and we, really, have never seen that, and we’re surely not seeing any acceleration in this regard. It’s something we monitor, we’re careful of, we’re mindful of. We believe our competitors are formidable and have great resources, and we are always aware of these factors, but to date, I think we feel very, very good about this market-leading position and the rate of growth and expansion that we are seeing in it.

MR. FANNON: Okay, that’s helpful, thanks. Now, turning to the expense side. Do you have the splits for fixed comp and variable comp in the quarter?

MR. HARRINGTON: Yes, Terry, Kurt Harrington. The fixed comp during the quarter was 28, and the variable was 39, which runs, you know, where we’ve discussed in the past, on the production revenue about 38, 39 percent.

MR. FANNON: Okay, and if I look to the non-comp expense line going forward – I know you stepped up some investments in the business, but could you talk about some of the near term trends on an absolute basis – how are those trend going forward?

MR. HENDRIX: Yes, we expect that line in particular to be consistent. There is going to be growth with the business. But it’s going to be in line with headcount growth and because of the ancillary expenses along with that. We do have some investments internationally that we’ve talked about, but I don’t think you are going to see anything meaningful in terms of a different non-comp expense number other than kind of steady growth as we grow the business.

MR. BILLINGS: And one thing, Terry, that I’d say, when you look at the business, and we really don’t want to get so much into breakeven, although we’ve got to communicate it to everybody. We do like people to understand these things if it’s helpful. But our breakeven has been trending at around $75 million, $76 million dollars a quarter. It’s probably up now to about $80 million dollars, $80 million to $81 million dollars. There were some non-recurring items in that number so, it might be a little bit less than that, but that’s probably a more comfortable run rate for us now – around $80 million as opposed to, say, $75 million, $76 million. And I think we would anticipate that that might grow a little bit as we continue to grow and expand the business, but not meaningfully. However, I do want to point out – and this way everybody can make their own judgments on this – how our capital currently is deployed. Roughly $400 million is deployed earning 4 percent or even actually a little less than that. To the degree that we redeploy that to a 10 percent return, which we are optimistic we can do in the not distant future, please remember that that adds something in the vicinity of almost $7 to $8 million dollars of incremental earnings a quarter.

When we look at our model, that takes our breakeven down by roughly $15 million dollars. It’s very important for people to understand that, as this capital is redeployed, it would have the resulting effect of taking our breakeven, as we look at our model, down from about $80 million to something in the mid to upper $60 million range, and this is something that we are simultaneously doing as we build out the capital market platform. They can’t go exactly hand in hand but we do expect this to occur. And obviously, as you’re seeing in the growth in our sales and trading and growth in our M&A, our ultimate objective is to get these two business lines to cover the total cost of the business so all of our equity and capital markets activity falls to the bottom line. We’re getting there. As we deploy this capital we’ll be quite close to that accomplishment. It’ll take a few more quarters but this is how we look at it.

MR. BABE: Okay, great. That’s helpful, thanks.

OPERATOR: Your next question comes from the line of Eric Bertrand from Lehman Brothers.

ERIC BERTRAND OF LEHMAN BROTHERS: Hey guys, how are you? Could you talk to your current conversations with issuers considering capital raised and how they’re viewing the tradeoff between 144A’S and IPO’s in this current market?

MR. HENDRIX: Yes, that is a conversation that we have a lot, as you would imagine. And the big advantage, obviously, for the 144A is speed to market. And that hasn’t changed, you know, even as the market has gotten a little choppier here over the last month, month and a half. And so issuers are still very focused on their ability to access the markets quickly. Our conversations have changed in terms of what the advantages are and what the tradeoffs are. We talk frequently about whether there is a discount for the 144A market. And that is really a function of what type of market we’re in. We’ve been in environments – and will be in them again – where there is virtually no discount to go the 144A route. And in tougher markets, there’s a bigger discount, and it depends on the company, and it depends on how quickly they register the shares of if they are agreeing at all and if they want to stay in a 144A. So it really is specific to the circumstance. But the big advantage that issuers are focused on and owners of businesses are focused on is the speed to market, and that part of the conversation hasn’t changed at all.

MR. BILLINGS: That’s a good point. In difficult markets again, most of the time for small- to mid-cap companies that are growing businesses that need capital, while pricing, of course, is extraordinarily relevant to them, the actual access to the capital oftentimes is more relevant.

And so their willingness to sometimes price to reflect the market, if they can get that speed to access, they’re more willing to do it. So, as Rick says, it’s a give and take. There’s no question that when markets are tough, it makes things just generally harder to do. I don’t think it necessarily means it’s any harder though in the 144A than it is in the IPO market, and we’re seeing that in the general IPO numbers. Having said that, there are advantages that the 144A brings that really nothing else can bring when you do have to get capital.

MR. BERTRAND: Very quick, on that discount for 144A versus IPO, where would you characterize that these days?

MR. HENDRIX: Again, I think it’s really transaction-specific. I mean, look, there’s no question that one of the key elements of the environment we’re in right this minute is that there’s a high premium on liquidity. And that is simply a function of what we’ve gone through in the summer and what we’re continuing to see in credit markets, and there is spillover.

So the number is bigger, but we’ve got certain transactions where a company would agree to register virtually immediately. And in those kinds of cases it’s a very small discount. If you want to wait a year to register and if that’s the right thing for the business and the transaction, then you are talking about a bigger discount.

MR. BILLINGS: Yes, I think it’s very important. There’s no real precise number here, and there really never is. You know, liquidity is a real economic parameter of value, and when you have a lack of liquidity, you are going to see it reflected in price no matter what. So I don’t think anybody should kid themselves, pricing is going to be altered. Our corporate clients understand that. We’re very clear in that communication, and we try to go through that with them and then allow them to still make the judgment as to whether they want to go forward or not. I think what we’re trying to say to you is, most of the time, even though corporate clients understand valuations that will be negatively affected, they still choose to go forward. So, unless we get into such a shutdown that the buy side doesn’t want to participate, then I think we can continue to have significant activity, and pricing will reflect that.

MR. BERTRAND: Okay. You mentioned your conversations with financial sponsors. Do you think that they are going to continue to be active here, get more active? What’s going on on that front?

MR. HENDRIX: Well, we have lots of conversations. I would say we probably have more dialog with that group of clients today than we had before the kind of changes we have had in the market. And that’s partly a focus of our business. We’re really growing our resources there.

But the fundamental change is in the ability to do dividend recaps and finance some of these transactions, the equity markets as a form of financing, whether it’s an exit or otherwise, is probably more interesting and more relevant for sponsors today than certainly it was before August. And so, you know, our discussion level and the types of transactions we’re talking about – we are just more active and there are more of them than going into this [inaudible]. But a change has gone on, and until the credit markets find their new level, the level of uncertainty is causing all kinds of different thoughts to be discussed. And it’s created a real opportunity for us.

MR. BERTRAND: Okay. Are there any particular sectors that you would call out as saying, you know, over the next year or so or 18 months to two years, whatever, that you think might be active, particularly outside of the financial space?

MR. BILLINGS: You know, it’s a good question. I think that these things can have a very funky sort of result. In other words, clearly you would expect that the structured finance area, maybe the mortgage REIT area, would be negatively affected. But while that is probably generally true for sure, it also creates real opportunity. As you know, we did a just under a $600 million capital raise for Thornburg, really a structured finance company, that would never have been done in a more normal environment. Currently, we’ve got a couple of transactions where we will be launching structured finance companies that will be looking to take advantage of the chaos, take advantage of the ability to go buy leveraged loans and other types of financial assets from banks and companies that have to get them off their balance sheets.

We can finance them and can do it at a very attractive return. So you create very, very compelling companies and investment opportunities into this difficult circumstance.

So that may not be intuitive, but yet these are the types of things that will occur. Away from that, our diversified industries vertical continues to grow very meaningfully, and we’re quite optimistic about that activity. Insurance remains very strong. And, certainly, your more conventional technology is very active. So I think, really, where we’re being engaged, we are very active in all our verticals, and unless we’re going to see a real equity market break of significance relative to our franchise, I think we will continue to see high levels of interest from issuing clients and/or financial sponsors in these areas.

MR. BERTRAND: Okay. And lastly, a broad question, then I’ll hop back in the queue. How do you view the broad capital markets over the medium term and especially in the context of your economic outlook going into that?

MR. BILLINGS: You know, obviously we want to build our business. While we are always mindful of these things, we want to be, as we try to call it, financially unassailable – to have enormous financial strength so we can allocate resources to take advantage of breaks.

You know, if a rival company funds in a position where they’re going to have to lay off their people, we want to be able to take advantage of that. I think you know that in 2002, 2003 we were very, very strong, and in fact it goes to the character of the franchise. More generally I would say a couple of things to you. While we have just gone through one of the most brutal breaks in the structured finance system that we have seen in the United States in a long, long time, it is probably more like 1990 than many people realize.

In 1990 the banking system in the United States almost failed because of the downturn in commercial real estate and the implementation of something called the Basel agreement.

And that required higher capital levels for the banking industry and the banking industry stopped lending. We went into a deep recession and unemployment went from 5% to 8.5%. The S&P 500 earnings went from essentially from $20 a share to $12 a share in 1990-91-92. It was an extraordinarily difficult time frame because the industry that ruled the country stopped lending.

Having said that, the stock market never went down. In 1990, it was essentially flat, in 1991 it was up 27%, in 1992 it was up 22%, in 1993 it was 10%, 1994 was essentially flat, 1995-6-7 were virtually the biggest years we’ve ever had in the market. So things are not often what they seem, and they’re very, very hard to predict.

I think, in the environment we’re in now, that it’s highly likely that, if things unfold as they appear to be, we’re going to get significant rate cuts, probably more significant than people look for. This is going to have a very powerful affect on mitigating changes in the equity markets probably, although by no means certainly. And finally, remember, even if corporate earnings are down meaningfully as 1990-91-92 would suggest, it does not necessarily mean we will get a big break in the equity capital markets.

So while these things are unknowable, we certainly can look at past history to make judgments. The structured finance industry in the United States is now two times the size of the banking industry at roughly $20 trillion in assets, against a $10 trillion banking industry asset. The structured finance industry probably has enough capital for about half of that. And so it’s going to work its way through this process, and it’s going to take time. But we will get there, we will get through this, the Fed is going to facilitate it, opportunities will be created from this. And I think that’s the key from our perspective. But I think we expect overall economic activities certainly to be slower, rates certainly to go down in all probability, the dollar to weaken and not in a non-inflationary way. That, in our judgment, is the likely outcome of all of this. In any case, we hope to be in the position to take advantage of whatever the circumstance may be with the great financial strength of the company and our unique ability to raise capital and get people to capital in very creative ways and very quick ways. That goes to our strength. So that’s just generally, Eric, how we’re looking at this.

MR. BERTRAND: I appreciate it, thank you.

OPERATOR: And your next question comes from the line of Justin Hughes of Philadelphia Financial.

JUSTIN HUGHES OF PHILADELPHIA FINANCIAL: Good morning, Eric. First of all a question on the merchant banking portfolio. When you were on the road show, the strategy was going to be to invest side-by-side with FBR Group. I just want to make sure that’s still the case?

MR. HENDRIX: The way that that relationship works, FBR Group has the right to invest up to 50% in the investments we make, and that has been occurring. So that is still the case, and as we talked about it on the road show also, we’re certainly looking at smaller positions in the merchant bank than we have historically. So it’s a more diversified portfolio, and it will continue to be.

MR. HUGHES: Okay. So I assume you’ve made an investment in FSI Realty which is gone from 9 to 2 according to the portal market, and I’m just trying to find where that mark is on your income statement? I don’t see it anywhere.

MR. BILLINGS: When you go through that in our Q, we’ll actually release all of the individual investments and their marks. I think what we can tell you right now is that we have an aggregate gain in that portfolio. We have some that are down and some that are up, clearly FSI. We also have another investment in a structured finance company that also had some weakness. But, again, we’re typically investing $3 million to $4 million on average in these investments now. So, whatever the marks, the effects are on any given name will be small. And again we have others than are offsetting that, and we do have a gain in the aggregate portfolio.

MR. HUGHES: Okay, so the Q for FBR Capital Markets will start showing your full investment portfolio?

MR. HENDRIX: It will.

MR. HUGHES: Okay. And the second question, about a year ago you guys raised capital of $15 a share, which after underwriting discounts is about $14 a share, and today you’re buying it back at $13. Has anything changed in your capital needs?

MR. HENDRIX: No. I mean as I think everybody knows we think it’s the real strength of the business to run with high levels of capital. The million shares that were authorized in the third quarter were primarily targeted at offsetting dilution from deferred stock programs which is part of a bonus program and restricted stock grants. And we’re going to continue to be active in the market buying back shares to offset shares created through those programs. This additional authorization is bigger than the million from the second quarter and is more reflective of where the stock is today than say where we were buying it in the third quarter.

MR. BILLINGS: And let me just quickly comment. Remember that while that is true that we raised capital at fifteen eighteen months ago, our business is meaningfully different than it was eighteen months ago. It’s broader, it’s deeper, the character of the franchise is more significant and more valuable and we take these things into consideration when we execute any of these activities. As we look at the company today, we are mindful of the fact that at an $8.25 book value there’s effectively a $3.50 premium or roughly speaking $200 million intrinsic value or enterprise value put on the franchise, which is roughly two times our peak cyclical earnings to date where we think the earnings power of the company could be meaningfully better than that. So from our perspective in the aggregate we think that there could be very substantial opportunities as the authorization reflects. People shouldn’t misread that. It doesn’t mean that we’re dictating when we’ll be active precisely, but certainly, given the character of the market right now, we want to be prepared to take advantage of opportunities relative to the total character and value of the franchise.

MR. HUGHES: Okay, thank you.

MR. BILLINGS: Thank you.

OPERATOR: And your next question comes from the line of David Sackler from Moab Partners.

MICHAEL ROTHENBERG OF MOAB PARTNERS: Hi, it’s Mike Rothenberg. My question, Eric, you talked about deploying the cash into high ROE investments and that it got us a little bit worried in terms of, you know, what you guys have done on the REIT side deploying cash. Maybe you can give us a little more color on what you’re thinking about in terms of asset classes?

MR. BILLINGS: Yeah, sure Mike, as we said on the road show, the strategic investment will be consistent with our expertise, consistent with the character of the franchise and our industry focus. We’ve indicated that ultimately with our $500 million of capital we would have up to approximately between $50 million and $100 million will be in the merchant area and that we’re, you know, along that line and that pace. Our merchant investing, equity investing over the last ten years has been very successful for the company. And while certainly in the non-prime area we did suffer losses in those merchant investments, in the aggregate our merchant investing has achieved very exceptional and acceptable returns, and so we’ll continue to do that. As you know, because we don’t pay an underwriter’s discount, we start up 8% on every investment. So we have a natural advantage of some significance. So clearly that will continue to be an allocation of our capital. Secondly, as I think you know, we are intending to create externally managed vehicles. This really does three things for us. It gives us an opportunity to create a company that for instance as you know, we’re looking to create a triple net leasing company against government-backed real estate assets, excuse me, buildings and we would do that on a triple net lease basis. We think that business should earn somewhere in the 13% to 14% return on equity rate. We would make an investment in that, and we would anticipate possibly between $10 million and $25 million. We would expect to achieve – at least on a dividend basis – a very good return. We would invest below cash value in that business, and we think we could achieve very good returns on that. And then of course we will receive significant fees as an asset manager promoting the external contract. So we are looking to create a number of these companies. Actually there are two of them we’re in the midst of creating as we speak. In addition we’ve spoken to the lending company that we are very far along in the creation of. This is a business that we would invest again up to $25 million of our capital into. It would take advantage of our equity capital markets platform, creating an ability for our equity investment bankers to provide leveraged lending and loans to our equity corporate clients.

We would then do this on an off-balance sheet basis, where we would again have an extra contract that we would receive fees and management and incentive fees on. We would have this investment, and we would expect to earn a cash return on that direct equity investment as well. These deployments clearly we expect to achieve certainly well north of 10 percent, while very meaningfully building out our asset management business in a very profitable way. We’re making real progress on these things. Clearly the market break in this last couple of months has pushed back the timing on a couple of those. The lending company is moving quite well, actually, probably, on pace. But nonetheless, we will accomplish these objectives in our judgment over the ensuing months. And so, those are the areas that we’re really looking to meaningfully invest our capital, and, at this time, and then, I think, that’s what you should be looking for.

MR. ROTHENBERG: That’s exactly what we want to hear, thanks. And we didn’t hear the word mortgage once, so we’re pleased.

MR. BILLINGS: Okay, great.

OPERATOR: And you have a follow up question from the line of Eric Bertrand from Lehman Brothers.

MR. BERTRAND: Hey guys again. On the agency commission business, given the high level of volatility and volume in the quarter, we would have thought that would have been actually a little higher. Is this a function of lower market share or commission rates or what’s going on there?

MR. HENDRIX: It actually is a little higher. We have a little bit higher losses in the quarter, but it’s not part of the core business. We had a transaction where we held some securities on the desk over the quarter from June to September. And it’s, the way accounting looks is a little strange, but what happens is, you end up with a gain in the second quarter, which was moving from the 930 or net of the underwriting discount up to the price of the transaction as we held it over the quarter. And then, it comes back down and moves into banking revenue in the third quarter as those securities get sold. So that was about $2.1 million dollars. So, if you look at our sales trading number, you know, the way we’re looking at it internally, the way we actually account for it internally is we are $2.1 million dollars higher than that. And July and August were very strong months. September across the industry was, you know, volumes were much lower. So, we actually, we feel great about where that business is and the way it’s trending. And October looks a lot more like July and August – in fact, we come all the way back. But September was slow, both from an underwriting standpoint and a trading perspective.

MR. BERTRAND: Okay. On a number basis, do you guys have to split between private placement and other capital raising revenue?

MR. HENDRIX: We do. Private placements were lower and have been over the past few quarters. It was $15 million of the $66 million in banking.

MR. BERTRAND: Okay, and then, asset management, this is the last question, your AUM was down in the quarter, particularly in the mutual funds. Was this poor return in the funds, outflows, what’s the story?

MR. HENDRIX: It was outflows, and really, it was a function of, if you remember, we had huge inflows early in the year into our small cap value fund, when we reopened it. And that has retracted a little bit from a redemption standpoint, which, we didn’t fully expect, but it’s not a huge surprise given how quickly it moved up at the beginning of the year. So, that increase in the small cap value fund has moderated. And that’s the biggest component of it.

MR. BERTRAND: Great, that’s all I got, thanks.

MR. BILLINGS: Thanks Eric.

OPERATOR: And your final question comes from the line of Terry Babe from Think Equity Partners.

MR. BABE: Thanks. Just two quick follow ups. Do you have the splits for profitability by segment?

MR. HARRINGTON: Terry, I don’t have that with me right now.

MR. BILLINGS: But you can get it offline.

MR. BABE: Okay great and then, in terms of the tax provision in the quarter, it was particularly high, and what drove that, and when do you expect that to get back into the 40 percent range?

MR. HARRINGTON: Yeah, we expect that, you know, we run, we’re fully taxable, and so, between the Federal and state, we’re looking at, usually, in the low 40’s, 41, 42. Similar for the first quarter, we do discreet items, and it was a large discreet item in the first quarter result, as a result of stock plans. And there was a piece of that that came through this quarter. You know, you always have some little things bouncing through as you do the deferred tax calculations. But, normally, it’s much more exaggerated in a quarter where it’s so close to breakeven. So normally, those things are just always in there. It’s just more visible this quarter.

MR. BABE: Okay, thank you.

OPERATOR: And that was the final question. Do you have any closing remarks?

MR. BILLINGS: No, thanks everybody for joining us. We appreciate it, and we’ll speak to you all next quarter.

OPERATOR: And this concludes today’s conference call. You may now disconnect.

(Whereupon, the conference call was concluded.)